Exhibit 5.1

[Letterhead of Debevoise & Plimpton LLP]

August 8, 2005

Protective Life Insurance Company
2801 Highway 280 South
Birmingham, Alabama 35223

$51,409,000
Secured Notes
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Protective Life Insurance Company, a Tennessee stock life insurance company (“Protective Life”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), by Protective Life, of a Registration Statement on Form S-3 (the “Rule 462(b) Registration Statement”), which incorporates by reference the Registration Statement on Form S-3 (File No. 333-100944), as amended by Pre-effective Amendment No. 1 filed with the Commission on November 7, 2003 and Pre-effective Amendment No. 2 filed with the Commission on November 12, 2003 (the “2003 Registration Statement” and, together with the Rule 462(b) Registration Statement, the “Registration Statement”), including a prospectus relating to secured notes (the “Notes”) to be issued by either a newly formed Delaware statutory trust or a newly formed Delaware common law trust (each, a “Trust” and together, the “Trusts”), a prospectus supplement relating to secured medium-term notes to be issued by the Trusts (the “Institutional Prospectus Supplement”) and a prospectus supplement relating to InterNotes® to be issued by the Trusts (the “Retail Prospectus Supplement”), relating to: (i) the registration and public offering of up to $51,409,000, or the equivalent amount in one or more foreign currencies, aggregate principal amount of Notes to be issued by the Trusts, with each Trust to issue one series of Notes (each series of Notes, a “Series of Notes” and each Trust with respect to its Series of Notes, the “Issuing Trust”), pursuant to an Indenture (each an “Indenture”) to be entered into between each Trust and The Bank of New York, as indenture trustee (the “Indenture Trustee”), substantially in the form incorporated by reference into the 2003 Registration Statement and (ii) the registration of up to $51,409,000, or the equivalent amount in one or more foreign currencies, of Protective Life’s funding agreements to be sold to the Trusts in connection with the sale of the Notes.

In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  In all such examinations, we have assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.  We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of all persons whom we have deemed appropriate.  With your permission, for purposes of the opinion expressed herein, we have assumed that: (i) the Indenture Trustee has the power and authority to authenticate each Series of Notes and (ii) the terms of each Series of Notes will be duly established so as not to violate applicable law or result in a default under or breach of any agreement or instrument binding as to the Issuing Trust and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuing Trust.

Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that:

Upon: (i) the execution, issuance and delivery of each Series of Notes to the Indenture Trustee by the Issuing Trust in accordance with the relevant Indenture, (ii) the authentication of each Series of Notes by the Indenture Trustee in accordance with the relevant Indenture and (iii) the delivery of each Series of Notes against payment as contemplated by (a) the Registration Statement, (b) the Institutional Prospectus Supplement or Retail Prospectus Supplement, as applicable, and (c) the distribution agreement to be entered into by and among Protective Life, the Issuing Trust and the dealers named therein or the selling agent agreement to be entered into by and among Protective Life, the Issuing Trust and the agents named therein, as applicable, each Series of Notes will be valid and binding obligations of the Issuing Trust, enforceable against the Issuing Trust in accordance with their terms.

The foregoing opinion is limited by and subject to the effects of: (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization or moratorium laws or other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances.  We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States and the laws of the State of New York and the State of Delaware, as currently in effect.  In particular (and without limiting the generality of the foregoing) we express no opinion: (i) concerning the laws of any country (other than the Federal laws of the United States of America) or as to the effect of such laws (whether limiting, prohibitive or otherwise) on any of the rights or obligations of any Trust, the holders of Notes of any Series of Notes, or any other party to or beneficiary of any of any Indenture or the Notes of any Series of Notes or (ii) concerning the effect, if any, of any law of any jurisdiction (except the State of New York) in which any holder of Notes of any Series of Notes is located that limits the rate of interest that such holder may charge or collect.  We express no opinion as to: (i) whether a United States Federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to any Series of Notes or any Indenture or the transactions contemplated thereby, (ii) any waiver of inconvenient forum, (iii) judgments in currencies other than United States dollars or (iv) the perfection or priority of any security interest in any collateral.  We have exclusively relied, with your permission, as to all matters involving the law of the State of Delaware upon the opinion of Richards, Layton & Finger, P.A., special Delaware counsel to Protective Life, dated today and addressed to you.

We consent to the filing of this opinion as an exhibit to the Rule 462(b) Registration Statement and to the use of our name under the heading “Legal Matters” in the Institutional Prospectus Supplement, the Retail Prospectus Supplement and the Prospectus, each forming a part thereof.  In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP